This correspondence confirms the agreement entered into by and between Arazu, Inc., a Florida Corporation (the “Company”) and Carl Grant, an individual (the “Service Provider”).

Whereas, the Service Provider performed certain services (the “Services”) rendered to the Company and desires to be compensated for such services in shares of common stock of the Company (the “Common Shares”) and the Company desires to compensate the Service Provider with the Common Shares as set forth herein. Now therefore, in consideration of the mutual promises and covenants the Company and Service Provider acknowledge and agree as follows:

1. Service Provider is to provide engineering due diligence services to the Company in respect of assessing the viability of growing the manufacture and delivery of upgraded motorcycle parts to markets outside of the United Kingdom.

2. The Services Provider commenced the Services on 1st April 2014 and completed the Services on September 30th 2014, a six month fixed term contract.

3. The Services were provided in a professional and workman like manner in accordance with good industry practices.

4.  The Service Provider is an independent contractor and not an employee or agent of the Company.  The Company did not and was not required to make social security, workers’ compensation, or unemployment insurance payments on behalf of the Service Provider.

5.  As payment in full for the services, the Service Provider shall receive one millions and twenty thousand (1,020,000) of the Common Shares.

6. Upon issuance the Common Shares shall be validly issued, fully paid and non-assessable.

Agreed and Accepted on this 1st day of April 2014.

Arazu, Inc.

By :________________________     (Signature)

       Paul Clewlow (Print Name)

Service Provider

By : ________________________     (Signature)

       Carl Grant (Print Name)